                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
              THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-b(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          TOWER AUTOMOTIVE SYSTEMS, INC.
                (Name of registrant as specified in its charter)

                         TOWER AUTOMOTIVE SYSTEMS, INC.
    (Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)  Title of each class of securities to which transaction applies: ______
     (2)  Aggregate number of securities to which transaction applies: _________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: __________________________________
     (4)  Proposed maximum aggregate value of transaction:______________________
     (5)  Total fee paid: ______________________________________________________

[ ]  Fee previously paid with preliminary materials.

[ ]  Check box if any part of fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and date of its filing.

     (1)  Amount previously paid: ______________________________________________
     (2)  Form, schedule, or registration statement no.: _______________________
     (3)  Filing party: ________________________________________________________
     (4)  Date filed: __________________________________________________________

                             TOWER AUTOMOTIVE, INC.
                                4508 IDS CENTER
                             MINNEAPOLIS, MN 55402

                                 April 3, 1998

To Our Stockholders:

    You are cordially invited to attend the Company's 1998 Annual Meeting of Stockholders which will be held on May 19, 1998, at 1:00 p.m. central time, at Tower Automotive, Inc., 3533 North 27th Street, Milwaukee, Wisconsin.

    The official Notice of Meeting, Proxy Statement and Proxy are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

    It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy and return it promptly in the enclosed envelope to ensure that your shares will be represented. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

                                          Sincerely,

                                                      [LOGO]

                                          S. A. Johnson
                                          CHAIRMAN OF THE BOARD

                             TOWER AUTOMOTIVE, INC.
                               ------------------

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

TIME:             1:00 p.m. central time, May 19, 1998.

PLACE:            Tower Automotive, Inc., 3533 North 27th Street, Milwaukee, Wisconsin.

ITEMS OF          (1)  Election of directors;
BUSINESS:         (2)  Ratification of Arthur Andersen LLP as independent public accountants of the Company; and

                  any other business that properly comes before the meeting.

RECORD DATE:      Holders of record at the close of business on March 23, 1998 are entitled to notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof. A list of such holders will be available prior to the meeting at the Company's corporate office for examination by any such holder for any purpose germane to the meeting.

                                          By Order of the Board of Directors,

                                                     [LOGO]

                                          James N. DeBoer
                                          SECRETARY

Dated: April 3, 1998

                                   IMPORTANT

YOU CAN HELP US PREPARE FOR THE MEETING AND ELIMINATE EXTRA EXPENSE -- WHETHER YOU HAVE A FEW SHARES OR MANY -- IF YOU WILL COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR PROMPT REPLY WILL ELIMINATE EXTRA EXPENSE IN SOLICITING YOUR PROXY.

                             TOWER AUTOMOTIVE, INC.
                                4508 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998

                            ------------------------

    This Proxy Statement and accompanying Proxy are being furnished to the holders of Common Stock, par value $.01 per share, (the "Common Stock") of Tower Automotive, Inc. (the "Company") in connection with the solicitation of Proxies on behalf of the Board of Directors of the Company (the "Board of Directors") for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 19, 1998 at 1:00 p.m. central time at Tower Automotive, Inc., 3533 North 27th Street in Milwaukee, Wisconsin, and at any adjournments and postponements thereof. These Proxy materials are being mailed on or about April 3, 1998 to holders of record on March 23, 1998 of the Common Stock.

    When you sign and return the enclosed Proxy and if no direction is indicated, such proxy will be voted FOR the slate of directors described herein, FOR the proposal set forth in Item 2 in the Notice of Meeting, and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in the discretion of the Proxy holders.

    Returning your completed Proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your Proxy any time before it is voted by written notice to the Secretary of the Company prior to the Annual Meeting or by submission of a later-dated Proxy or by the withdrawal of your Proxy and voting in person at the Annual Meeting.

    On March 23, 1998, there were 23,064,087 shares of Common Stock outstanding. Each outstanding share of Common Stock entitles the holder thereof to one vote per share. The presence in person or by Proxy of 51% of such shares shall constitute a quorum. Under Delaware law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

                             ELECTION OF DIRECTORS

    The Board of Directors is currently comprised of eleven directors. The Board of Directors has nominated and recommends the election of each of the eleven nominees set forth below as a director of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. All of the nominees are incumbent directors of the Company, previously elected by the Company's stockholders, except for Mr. Zambrano, who was appointed to the Board in December of 1997. The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the Proxy holders may vote for a substitute unless the Board of Directors reduces the number of directors.

    Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of shares represented in person or by Proxy. Accordingly, the eleven individuals who receive the greatest number of votes cast by stockholders would be elected as directors of the Company. There is no right to cumulative voting as to any matter, including the election of directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

    The following sets forth information as to each nominee for election at the Annual Meeting, including age as of March 23, 1998, principal occupation and employment for a minimum of the past five years, directorships in other publicly held companies and period of service as a director of the Company.

    S. A. (TONY) JOHNSON, 57, has served as Chairman and a Director of the Company since April 1993. Mr. Johnson is the founder, Chief Executive Officer and President of Hidden Creek Industries ("Hidden Creek"), a private industrial management company based in Minneapolis which has provided certain management and other services to the Company. Mr. Johnson is also the Managing Partner of J2R Partners ("J2R"), an investment partnership that participated in the acquisition of R.J. Tower Corporation. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. From 1981 to 1985, Mr. Johnson was President and Chief Executive Officer of Onan Corp., a diversified manufacturer of electrical generating equipment and engines for commercial, defense and industrial markets. Mr. Johnson currently serves as Chairman and a director of Dura Automotive Systems, Inc., a manufacturer of mechanical assemblies and integrated systems for the automotive industry, and served as Chairman and a director of Automotive Industries Holding, Inc., a supplier of automotive interior trim components, from May 1990 until its sale to Lear Corporation in August 1995.

    ADRIAN VANDERSTARRE, 65, has served as Vice Chairman and a Director of the Company since April 1993. Mr. VanderStarre served as President, Chief Executive Officer and a director of R.J. Tower Corporation from 1978 to 1993. Mr. VanderStarre originally joined R.J. Tower Corporation in 1965 as Controller and later served as Treasurer from 1974 to 1978.

    DUGALD K. CAMPBELL, 51, has served as President, Chief Executive Officer and a Director of the Company since December 1993. From 1991 to 1993, Mr. Campbell served as a consultant to Hidden Creek. From 1988 to 1991, he served as Vice President and General Manager of the Sensor Systems Division of Siemens Automotive, a manufacturer of engine management systems and components. From 1972 to 1988, Mr. Campbell held various executive, engineering and marketing positions with Allied Automotive, a manufacturer of vehicle systems and components and a subsidiary of AlliedSignal, Inc.

    JAMES R. LOZELLE, 52, has served as Executive Vice President for the Company, with responsibility for the Company's operations in Milwaukee, Wisconsin and Roanoke, Virginia since April 1997. From the acquisition of Edgewood Tool and Manufacturing Company ("Edgewood") in May 1994 until March 1997, Mr. Lozelle served at the Tower Automotive Technical Centers, with responsibility for advanced product development and customer service. Mr. Lozelle has served as a Director of the Company since May 1994. Mr. Lozelle served as President of Edgewood from 1982 until it was acquired by the Company. Mr. Lozelle joined Edgewood in 1970 and served as Vice President from 1971 to 1982. Mr. Lozelle is chairman of the Near Zero Stamping research project of the Autobody Consortium.

    SCOTT D. RUED, 41, has served as Vice President, Corporate Development and a Director of the Company since April 1993. Mr. Rued served as Vice President, Chief Financial Officer and a director of Automotive Industries Holding, Inc. from April 1990 until its sale to Lear Corporation in August 1995. Mr. Rued, a partner of J2R, has also served as Executive Vice President and Chief Financial Officer of Hidden Creek since January 1994 and served as its Vice President -- Finance and Corporate Development from June 1989 through 1993. Mr. Rued is also a director of The Rottlund Company, Inc., a corporation engaged in the development and sale of residential real estate.

    W.H. CLEMENT, 70, has served as a Director of the Company since April 1993. Mr. Clement currently serves as a consultant to Hidden Creek. From 1975 until May 1994, Mr. Clement served as Chief Executive Officer or as President of Automotive Industries Holding, Inc. or its predecessor. Mr. Clement is a partner of J2R and is also a director of Dura Automotive Systems, Inc. and F&M National Corp., a bank holding company.

    ERIC J. ROSEN, 36, has served as a Director of the Company since April 1993. Mr. Rosen is Managing Director of Onex Investment Corp., a wholly owned subsidiary of Onex Corporation, a diversified industrial corporation, and served as a Vice President of Onex Investment Corp. from 1989 to February 1994. Prior thereto, Mr. Rosen worked in the merchant banking group at Kidder, Peabody & Co. Incorporated from 1987 to 1989. Mr. Rosen is also a director of Dura Automotive Systems, Inc.

    MATTHEW O. DIGGS, JR., 65, has served as a Director of the Company since November 1994. Mr. Diggs is Chairman and the General Partner of The Diggs Group, an investment company founded in 1990. Previously, Mr. Diggs served as President and Chief Executive Officer of the Copeland Corporation for thirteen years. Mr. Diggs is also a director of Scotsman Industries, Inc., a manufacturer and marketer of commercial equipment to the world-wide food service industry, and BankOne, Dayton, N.A., a bank holding company.

    F.J. (JOE) LOUGHREY, 48, has served as a Director of the Company since November 1994. Mr. Loughrey joined Cummins Engine Company, Inc. in 1974 and has served as Executive Vice President and Group President -- Industrial and Chief Technical Officer since April 1996. Prior thereto, Mr. Loughrey served as Group Vice President -- Worldwide Operations and Technology from 1990 to 1995.

    KIM B. CLARK, 48, has served as a Director of the Company since December 1995. Mr. Clark has served as Dean of the Graduate School of Business Administration at Harvard University in Cambridge, Massachusetts since September 1995. Since 1978, Dean Clark has served as a professor of business administration at Harvard Business School. Dean Clark is also a director of Guidant Corp., a manufacturer of medical implants, and Fleet Financial, a financial services company.

    ENRIQUE ZAMBRANO, 42, has served as a Director of the Company since December 1997. Mr. Zambrano has served as Chief Executive Officer and a director of Proeza, S.A. de C.V. since 1988.

    There are no family relationships between any of the foregoing persons or any of the Company's executive officers.

BOARD AND COMMITTEE MEETINGS

    The Board of Directors held four meetings (exclusive of committee meetings) during the preceding fiscal year. The Board of Directors has established the following committees, the functions and current members of which are noted below. During 1997, each director attended at least 75% of the meetings of the Board of Directors and any committees on which such director served.

    EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors (the "Executive Committee") consists of Messrs. Johnson (Chairman), Campbell, Lozelle and Rued. The Executive Committee has all the power and authority vested in or retained by the Board of Directors and may exercise such power and authority in such manner as it shall deem for the best interest of the Company in all cases in which specific direction shall not have been given by the Board of Directors and subject to any specific limitations imposed by law or a resolution of the Board of Directors. The Executive Committee met six times during the preceding fiscal year.

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors (the "Audit Committee") consists of Messrs. Rosen (Chairman), Clark, Diggs and Loughrey. The Audit Committee is responsible for reviewing, as it shall deem appropriate, and recommending to the Board of Directors, internal accounting and financial controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of the Company's financial statements. The Audit Committee is also responsible for recommending to the Board of Directors independent public accountants to audit the annual financial statements of the Company. The Audit Committee met twice during the preceding fiscal year.

    COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Messrs. VanderStarre (Chairman), Clement, Diggs and Loughrey. During the last fiscal year, the Compensation Committee made recommendations to the Board of Directors with respect to salaries, compensation and benefits of directors and executive officers of the Company and made recommendations as to the grant of options under the 1994 Key Employee Stock Option Plan (the "Stock Option Plan") to purchase Common Stock of the Company. The Compensation Committee met four times during the preceding fiscal year.

    NOMINATING COMMITTEE. The Company does not have a nominating committee. However, the functions of the Nominating Committee are performed by the Compensation Committee.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company or any of its affiliates each receive an annual fee of $18,000 for serving as a director of the Company. In addition, each non-employee director receives $1,000 for each Board of Directors meeting attended, $500 for each committee meeting attended and reimbursement of out of pocket expenses incurred to attend such meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 1997 through December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Messrs. Johnson, Rued and Clement each filed one late Section 16(a) report covering one transaction.

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, as independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1998, and to perform other appropriate services as directed by the Company's management and the Board of Directors.

    A proposal will be presented at the meeting to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants. It is expected that a representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions or to make a statement if he or she so desires. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by Proxy at the meeting, other independent public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER BUSINESS

    At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly be brought before the Annual Meeting and any adjournments or postponements thereof, the Proxies will be voted in the discretion of the Proxy holders.

                               SECURITY OWNERSHIP

    Unless otherwise noted, the following table sets forth certain information regarding ownership of the Common Stock as of March 1, 1998 by (i) the beneficial owners of more than 5% of the Common Stock of the Company, (ii) each Director and named executive officer of the Company and (iii) all Directors and executive officers of the Company as a group. To the knowledge of the Company, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934.

                                                                        BENEFICIAL OWNERSHIP OF
                                                                              COMMON STOCK
                                                                       --------------------------
                         DIRECTORS, OFFICERS                            NUMBER OF    PERCENT OF
                         AND 5% STOCKHOLDERS                             SHARES         CLASS
---------------------------------------------------------------------  -----------  -------------
S.A. Johnson(1)......................................................      380,960         1.7%
Adrian VanderStarre(2)...............................................        9,675        *
Dugald K. Campbell(3)................................................      241,060         1.0%
James R. Lozelle(4)..................................................      353,827         1.5%
Anthony A. Barone....................................................        9,801        *
Luigi Candusso.......................................................       14,500        *
Ronald E. Gavalis....................................................       78,444        *
Tommy G. Pitser......................................................        6,731        *
Scott D. Rued(5).....................................................      380,121         1.6%
Paul D. Rysenga......................................................       17,650        *
W.H. Clement(6)......................................................      451,954         2.0%
Eric J. Rosen(7).....................................................        9,000        *
Matthew O. Diggs, Jr.(8).............................................       14,300        *
Kim B. Clark.........................................................        8,300        *
F.J. Loughrey........................................................       10,300        *
Enrique Zambrano.....................................................      --            --
Dresdner RCM Global Investors LLC(9).................................    1,443,800         6.3%
The Capital Group Companies, Inc.(10)................................    1,364,500         5.9%
All Directors and Officers as a group (16 persons)...................    1,247,457         5.3%

------------------------

*   Less than one percent.

 (1) Includes 373,260 shares owned by J2R, of which Mr. Johnson is Managing Partner.

 (2) Includes 9,675 shares held in an irrevocable trust for the benefit of Mr. VanderStarre's children, as to all of which Mr. VanderStarre's children are the trustees. Mr. VanderStarre disclaims beneficial ownership of the shares held in trust.

 (3) Includes: (i) 3,195 shares owned by Mr. Campbell's wife; (ii) 73,745 shares held in an annuity trust, of which Mr. Campbell is the trustee; and (iii) 30,000 shares issuable upon the exercise of currently exercisable options held by Mr. Campbell. Mr. Campbell disclaims beneficial ownership of the shares held by his wife and in trust.

 (4) Includes 206,600 shares of Common Stock issuable upon the conversion of Convertible Notes and 123,984 shares issuable upon the exercise of currently exercisable options held by Mr. Lozelle.

 (5) Includes 373,260 shares owned by J2R, of which Mr. Rued is a partner, and 6,861 shares held in a foundation, of which Mr. Rued is trustee. Mr. Rued disclaims beneficial ownership of the shares owned by J2R and in the foundation in which he does not have a pecuniary interest.

 (6) Includes 373,260 shares owned by J2R, of which Mr. Clement is a partner, 47,994 shares owned by Mr. Clement and an aggregate of 30,700 shares held in trusts for the benefit of Mr. Clement's grandchildren, as to all of which trusts Mr. Clement is the sole trustee. Mr. Clement disclaims beneficial ownership of those shares owned by J2R and the shares held in trusts in which he does not have a pecuniary interest.

 (7) Onex Corporation ("Onex") has shared voting power of 685,000, shares and sole dispositive power over 500,000 shares. Mr. Rosen is Managing Director of Onex Investment Corp. and disclaims beneficial ownership of all shares of Common Stock owned by Onex. The record holder of such shares owned by Onex is OMI Quebec FCI LLC, an affiliate of Onex.

 (8) Includes 6,000 shares owned by EJJM Partnership, of which Mr. Diggs is the General Partner and 8,300 shares issuable upon the exercise of currently exercisable options held by Mr. Diggs. Mr. Diggs disclaims beneficial ownership of the shares owned by EJJM Partnership in which he does not have a pecuniary interest.

 (9) Dresdner RCM Global Investors LLC ("Dresdner RCM") reported as of December 31, 1997 sole voting power with respect to 1,282,300 shares of Common Stock, sole dispositive power with respect to 1,443,800 shares of Common Stock and shared dispositive power with respect to 9,000 shares of Common Stock. RCM Limited L.P., as the Managing Agent of RCM Capital, and RCM General Corporation, as the General Partner of RCM Limited L.P., also reported beneficial ownership of such shares. The address for such entities is Four Embarcadero Center, Suite 2900, San Francisco, California 94111. Dresdner Bank AG also reported beneficial ownership of 1,443,800 shares of Common Stock as a result of its being the parent corporation of Dresdner RCM. The address for Dresdner Bank AG is Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany.

(10) The Capital Group Companies, Inc. and its subsidiary, Capital Research and Management Company, reported as of December 31, 1997 sole dispositive power with respect to 1,364,500 shares of Common Stock, which represented approximately 6.0% of the outstanding Common Stock at that time. The address for such entities is 333 South Hope Street, Los Angeles, California 90071.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the Company's chief executive officer's and the four other most highly compensated executive officers' (the "named executive officers") compensation packages for the years ended December 31, 1997, 1996 and 1995. Other than the Stock Option Plan, the Company does not maintain any long-term compensation plans.

                                                                                            LONG-TERM
                                                           ANNUAL COMPENSATION            COMPENSATION
                                                 ---------------------------------------  -------------
                                                                           OTHER ANNUAL      OPTIONS       ALL OTHER
              NAME AND                             SALARY        BONUS     COMPENSATION      GRANTED     COMPENSATION
         PRINCIPAL POSITION             YEAR       ($)(1)       ($)(1)          ($)            (#)          ($)(2)
------------------------------------  ---------  -----------  -----------  -------------  -------------  -------------
Dugald K. Campbell..................       1997  $   386,250  $   585,000   $   --             20,000     $    12,450
President and Chief                        1996      275,984      400,000       --             20,000          12,518
Executive Officer                          1995      253,255      195,000       --             20,000          12,079

James R. Lozelle....................       1997      218,750      225,000       --             15,000          13,314
Executive Vice President                   1996      200,704      200,000       --             15,000          12,898
                                           1995      200,308      109,000       --             13,000          10,756

Paul D. Rysenga.....................       1997      175,000      190,000       --             15,000          12,450
Vice President                             1996      163,139      130,000       --             15,000          11,479
                                           1995      145,308      138,000       --             12,000          11,188

Luigi Candusso......................       1997      173,750      185,000       --             15,000          10,004
Vice President(3)                          1996      156,053      135,000       --             15,000          13,190
                                           1995      109,175       74,000      59,863(4)        8,000             727

Anthony A. Barone...................       1997      165,750      180,000       --             10,000          10,259
Vice President and                         1996      152,234      145,000      60,178(6)       10,000          11,743
Chief Financial Officer(5)                 1995       92,234       69,000      27,782(6)        8,000             418

------------------------

(1) Includes amounts deferred by employees under the Company's 401(k) employee savings plan, pursuant to Section 401(k) of the Internal Revenue Code.

(2) The amounts disclosed in this column include: (a) amounts contributed by the Company to the Company's 401(k) employees savings plan and profit sharing plan, and (b) dollar value of premiums paid by the Company for term life insurance on behalf of the named executive officers as follows:

                                                    1997       1996       1995
                                                  ---------  ---------  ---------
D.K. Campbell      (a)..........................  $  12,450  $  12,500  $  11,317
                   (b)..........................     --             18        762
J.R. Lozelle       (a)..........................     12,450     12,000     10,733
                   (b)..........................        864        898         23
P.D. Rysenga       (a)..........................     12,450     11,450      9,887
                   (b)..........................     --             29      1,301
L. Candusso        (a)..........................      9,651     12,838     --
                   (b)..........................        353        352        727
A.A. Barone        (a)..........................      9,913     11,388     --
                   (b)..........................        346        355        418

(3) Mr. Candusso became an employee of the Company on April 15, 1995.

(4) Includes $54,734 for reimbursement of relocation costs.

(5) Mr. Barone became an employee of the Company on May 15, 1995.

(6) Includes $21,141 for reimbursement of relocation costs in 1995 and $45,553 for reimbursement of such costs in 1996.

    The tables below disclose, for the named executive officers, information regarding stock options granted during, or held at the end of, 1997 pursuant to the Stock Option Plan.

OPTION GRANT TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                  % OF TOTAL                                    ANNUAL RATES OF
                                                    OPTIONS                                 STOCK PRICE APPRECIATION
                                      OPTIONS     GRANTED TO      EXERCISE                     FOR OPTION TERM(2)
                                      GRANTED    EMPLOYEES IN       PRICE     EXPIRATION   --------------------------
               NAME                   (#)(1)      FISCAL YEAR    (PER SHARE)     DATE          5%            10%
-----------------------------------  ---------  ---------------  -----------  -----------  -----------  -------------
D.K. Campbell......................     20,000         10.5%      $  37.875      2/25/07   $   476,388  $   1,207,260
J.R. Lozelle.......................     15,000          7.8%         37.875      2/25/07       357,291        905,445
P.D. Rysenga.......................     15,000          7.8%         37.875      2/25/07       357,291        905,445
L. Candusso........................     15,000          7.8%         37.875      2/25/07       357,291        905,445
A.A. Barone........................     10,000          5.2%         37.875      2/25/07       238,194        603,630

------------------------

(1) These options vest ratably over four years commencing one year from the date of grant.

(2) Amounts reflect certain assumed rates of appreciation set forth in the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Company's Common Stock and overall stock market conditions. No assurances can be made that the amounts reflected in these columns will be achieved.

OPTION EXERCISES AND YEAR-END VALUE TABLE

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                        YEAR AND YEAR-END OPTION VALUES

                                                         YEAR-END(#)          YEAR-END(2)
                                                       ----------------  ----------------------
                      SHARES ACQUIRED       VALUE        EXERCISABLE/         EXERCISABLE/
       NAME           ON EXERCISE(#)    REALIZED($)(1)  UNEXERCISABLE        UNEXERCISABLE
-------------------  -----------------  -------------  ----------------  ----------------------
D.K. Campbell......         --               --           15,000/45,000  $     475,313/$828,438
J.R. Lozelle.......         --               --           10,250/32,750  $     322,422/$587,266
P.D. Rysenga.......         --               --            6,750/32,250  $     203,203/$570,234
L. Candusso........         --               --            7,750/30,250  $     234,266/$499,109
A.A. Barone........          4,000       $   134,452       2,500/21,500  $      67,344/$372,156

------------------------

(1) Aggregate market value of shares acquired at time of exercise, less aggregate exercise price paid by the employee to the Company.

(2) Values are based on the difference between the closing bid price of the Company's Common Stock on December 31, 1997 ($42.06) and the exercise prices of the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Company's Compensation Committee are Messrs. VanderStarre, Clement, Diggs and Loughrey. As described more fully under the caption "Employment and Other Compensatory Agreements" below, Mr. VanderStarre received certain payments for consulting services to the Company during the past year. As described below under the caption "Certain Relationships and Related Transactions," Mr. Clement is a party to a registration agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    The following has been submitted by the Compensation Committee:

GENERAL EXECUTIVE OFFICER COMPENSATION POLICIES

    The Compensation Committee, which was established in connection with the Company's initial public offering of Common Stock in August 1994, is responsible for developing and recommending the Company's executive compensation policies to the Board of Directors. The Compensation Committee believes that executive compensation should be related to the value created for the Company's stockholders. The executive officer compensation program has been designed to attract and retain highly qualified and motivated employees and to reward superior performance.

    The combination of both cash compensation (salary and performance bonus) and equity-based compensation are intended to encourage and reward near-term objectives, such as financial performance, and the Company's long-term goals, such as continuous improvement in customer and colleague satisfaction, and the growth and prosperity of the Company and its stakeholders.

    SALARY AND BONUS

    In general, the base salaries of the Company's executive officers are established at levels believed to be at or below market rates. Each year, the committee reviews compensation data from outside recruiters, available survey information and data from companies of comparable size and performance in ascertaining comparable salary rates. Subject to Committee approval, the base salaries are set at or below comparable market rates. To provide performance incentives and to compensate for the below-peer salary rates, the Company provides for annual cash awards that are payable if the Company meets or exceeds certain predetermined goals established and approved by the Board of Directors.

    The Company's bonus program is comprised of three principle factors. First, the Committee establishes a target for each officer expressed as a percentage of salary. Second, a financial performance factor is determined that creates a minimum performance requirement and recognition of performance related to expectations. Third, a team performance factor relating to progress toward Company goals and an individual leadership initiative are established. The bonus is payable only if the minimum financial performance, the team performance and the individual leadership initiative are achieved.

    Currently, and for the past fiscal year, the financial performance factor has been based on achievement of a predetermined goal for return on sales. This goal for return on sales is approved by the Committee, after taking into consideration investor expectations, historical Company performance and expected continuous improvement.

    The achievement of team objectives and the personal leadership initiative (established for each officer and approved by the Committee or Board of Directors) are based on indicators of progress toward the long-term goals of the Company, consistent with the Company's approach to values based leadership. The Committee approves the achievement of team objectives and personal leadership initiatives based on a determination by the colleague's mentor, or in the case of the CEO, by the Committee or Board of Directors. To counterbalance the near-term objectives of financial performance, the team objectives and individual leadership initiatives are intended to reward and promote the attainment of long-term objectives. Achievement is based on measures of the Company goals of customer satisfaction, colleague satisfaction and Company growth and prosperity. The goal of Company growth and prosperity is primarily focused on the enhancement of stockholder value, taking into consideration progress toward obtaining new customers, securing new technology, expanding global presence, expanding business with existing customers, as well as improving earnings per share and the market value of the Company's stock.

    In addition to the above-referenced objective factors, the Compensation Committee has the right to adjust bonus payments based upon its evaluation of the Company's performance relative to the overall economy and specific market considerations. This discretion is intended to better align potential plan payout as an indication of overall Company performance.

    LONG-TERM EQUITY INCENTIVES

    The long-term equity incentives consist of awards under the Stock Option Plan administered by the Compensation Committee. Pursuant to the terms of the Stock Option Plan, options are granted at an exercise price equal to the Company's Common Stock price on the date the options are granted. The Compensation Committee believes the Stock Option Plan aligns management's long-term interests with stockholder interests, as the ultimate compensation is based upon the Company's stock performance. The Compensation Committee also believes the Stock Option Plan is a cost effective method of providing key management with long-term compensation. The Compensation Committee approves the employees who participate in the Stock Option Plan based upon recommendations by the Chairman of the Board of Directors and the Chief Executive Officer. The Compensation Committee determines the number of shares to be optioned to each colleague based upon individual performance, responsibility and level of cash compensation. The Compensation Committee may also, based on the recommendation of the Board of Directors, approve the issuance of stock option agreements not in connection with the Stock Option Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

    In 1997, the salary of the Company's Chief Executive Officer was set at $386,250, based upon the factors described above for establishing the salaries of the Company's executive officers. The CEO's bonus is determined under the same criteria used for other executive officers of the Company, except that the evaluation of whether the predetermined goals and criteria have been satisfied are determined by the Committee or the Board of Directors. A bonus of $585,000 was earned by Mr. Campbell for 1997 based on the Company and Mr. Campbell exceeding both the financial performance criteria, Company goals and personal performance criteria, respectively. Stock options are granted to the CEO under the same criteria referenced above, as a result of which Mr. Campbell was granted an option for 20,000 shares of the Company's common stock at an exercise price equal to the market value on the date of grant.

    The foregoing report has been approved by all members of the Compensation Committee.

Compensation Committee:

    Adrian VanderStarre, Chairman
    W.H. Clement
    Matthew O. Diggs, Jr.
    F.J. Loughrey

                               PERFORMANCE GRAPH

    The following graph compares the Company's cumulative total stockholder return since the Common Stock became publicly traded on August 12, 1994 with the Nasdaq National Market Index, the New York Stock Exchange Index and with the OEM Automotive Supplier Composite Index. The OEM Automotive Supplier Composite Index consists of the following: Aeroquip-Vickers, Amcast Industrial Corporation, Borg-Warner Automotive, Inc., Breed Technologies, Citation Corporation, Collins & Aikman, Control Devices, Dana Corporation, Donnelly Corporation, Dura Automotive Systems, Inc., Eaton Corporation, Excel Industries, Inc., Gentex Corporation, Hayes Wheels International, Inc., Intermet Corporation, ITT Industries, Johnson Controls, Lear Corporation, Magna International, Inc., MascoTech, Inc., Modine Manufacturing, Shiloh, Simpson Industries, Inc., Standard Products Company, STRATTEC Security, Superior Industries International, TRW, and Walbro Corporation. The comparison is based on the assumption that $100.00 was invested on August 12, 1994 in each of the Common Stocks, the Nasdaq National Market Index, the Standard & Poor's 500 Index ("S&P 500 Index") and the OEM Automotive Supplier Composite Index with dividends reinvested. Prior to February 19, 1997, the Company's stock was traded on the Nasdaq National Market. The S&P 500 Index has been included in this year's Proxy Statement following the listing of the Company's stock on the New York Stock Exchange, beginning on February 19, 1997.

                           COMPARISON OF TOTAL RETURN
                      AMONG NASDAQ NATIONAL MARKET INDEX,
                          STANDARD & POOR'S 500 INDEX,
                    OEM AUTOMOTIVE SUPPLIER COMPOSITE INDEX
                           AND TOWER AUTOMOTIVE, INC.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 TWER       NASDAQ     OEM SUPPLIERS    S&P 500
Aug. 12, 1994      100.0       100.0            100.0      100.0
Dec. 31, 1994       78.3       103.3             96.4       99.4
Dec. 31, 1995      152.2       144.5            110.4      133.3
Dec. 31, 1996      271.7       177.3            139.0      160.4
Dec. 31, 1997      365.8       215.6            172.0      210.1

                  EMPLOYMENT AND OTHER COMPENSATORY AGREEMENTS

    In April 1993, R.J. Tower Corporation ("R.J. Tower") and Mr. VanderStarre entered into an Employment and Consulting Agreement. Upon his resignation as President and Chief Executive Officer of R.J. Tower effective December 31, 1993, Mr. VanderStarre began serving as a consultant to the Company, performing duties of the kind and nature as when he served as Chief Executive Officer of R.J. Tower and such other duties as may be assigned by the Board of Directors. Pursuant to the terms of the Employment and Consulting Agreement, which expired December 31, 1997, Mr. VanderStarre provided such consulting services for an annual consulting fee of $150,000.

    In May 1994, the Company and Mr. Lozelle entered into an Employment Agreement in connection with the acquisition of Edgewood. The Employment Agreement provides that Mr. Lozelle shall serve as an Executive Vice President of the Company until May 4, 1999 or his earlier resignation, death, disability or termination. The Employment Agreement also provides that Mr. Lozelle will receive an annual base salary of $200,000 plus annual bonus of up to 30% of his annual base salary for attaining goals developed by the Company's Board of Directors and Mr. Lozelle. Upon his resignation or termination for certain specified reasons, Mr. Lozelle will be entitled to receive all salary, bonus and fringe benefits for the remaining term of the Employment Agreement, but in no event longer than one year. In May 1994, Mr. Lozelle and the Company also entered into a Stock Option Agreement pursuant to which Mr. Lozelle was granted an option to purchase 102,984 shares of Common Stock at an exercise price of $6.55 per share. The option vests and becomes exercisable with respect to one-third of the shares covered on each of May 4, 1996, 1997 and 1998; provided that Mr. Lozelle is still employed by the Company on each such date. The agreement also provides for acceleration of the unvested portion of the option upon a sale of the Company, subject to certain conditions, or in the event of death, disability, termination without cause or resignation for certain reasons. The option is non-transferable except pursuant to applicable laws of descent and distribution.

    Messrs. Johnson and Rued provide to the Company strategic direction, management and financial services with an annual allocation of salary costs of $200,000 and $100,000, respectively, and will be eligible for performance-based bonuses of up to 50% of their base salaries.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company, Onex and certain stockholders including J2R, Messrs. Johnson, Rued, Clement and Lozelle, the former stockholders of Edgewood, including Mr. Lozelle's brother, and MascoTech are parties to a registration agreement pursuant to which the Company has granted certain rights to register shares of the Company's Common Stock.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1999 ANNUAL MEETING

    Proposals of Stockholders intended to be presented at the Annual Meeting in 1999 must be received by the secretary of Tower Automotive, Inc., 6303 28th Street S.E., Grand Rapids, Michigan, 49546, not later than December 4, 1998 to be considered for inclusion in the Company's 1999 Proxy materials. As of March 23, 1998, no proposals to be presented at the 1998 Annual Meeting had been received by the Company.

                             ADDITIONAL INFORMATION

    This solicitation is being made by the Company. All expenses of the Company in connection with this solicitation will be borne by the Company. The Company will request brokerage firms, nominees, custodians and fiduciaries to forward Proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

    The Company will furnish without charge to each person whose Proxy is being solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the SEC, including the financial statements. Requests for copies of such Annual Report on Form 10-K should be directed to: Tower Automotive, Inc., 4508 IDS Center, Minneapolis, MN 55402.

    PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          By Order of the Board of Directors,

                                                     [LOGO]

                                          James N. DeBoer
                                          SECRETARY

April 3, 1998

/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                            1887

     THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

                                                           FOR    WITHHELD
1. Election of Directors (SEE REVERSE)                     / /       / /

                                               FOR     AGAINST     ABSTAIN
2.   To ratify the selection of Arthur
     Andersen LLP as the Company's             / /      / /         / /
     Independent Public Accountants.

Change of Address/Comments on reverse side.                / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer, general partner, etc. please give full title as such.


                                        --------------------------------------

                                        --------------------------------------
                                         SIGNATURES(S)            DATE

--------------------------------------------------------------------------------
                               * FOLD AND DETACH HERE *

                                TOWER AUTOMOTIVE, INC.

                            ANNUAL MEETING OF STOCKHOLDERS

                           TUESDAY, MAY 19, 1998 AT 1:00 PM
                                TOWER AUTOMOTIVE, INC.
                                3533 NORTH 27TH STREET
                                 MILWAUKEE, WISCONSIN

TOWER AUTOMOTIVE, INC.                            PROXY/VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------
PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 19, 1998.

The undersigned hereby appoints S.A. Johnson and D.K. Campbell, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of Tower Automotive, Inc. to be held on May 19, 1998 at 1:00 p.m., Central Time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Your vote with respect to the election of Directors and the other proposals may be indicated on the reverse. Nominees for Directors are S.A. Johnson, A. VanderStarre, D.K. Campbell, K.B. Clark, W.H. Clement, M.O. Diggs, Jr., F.J. Loughrey, J.R. Lozelle, E.J. Rosen, S.D. Rued, E. Zambrano.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

--------------------------------------------------------------------------------

Comments________________________________________________________________________

_______________________________________________________________________________
(IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK THE "COMMENTS" BOX ON THE REVERSE OF THIS CARD.)

--------------------------------------------------------------------------------
                               * FOLD AND DETACH HERE *